UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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FORWARD FUNDS

(Name of Registrant as Specified In Its Charter)

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FORWARD FUNDS

101 California Street, 16th Floor

San Francisco, California 94111

FORWARD CREDIT ANALYSIS LONG/SHORT FUND

INFORMATION STATEMENT DATED DECEMBER 23, 2013

This document provides information concerning a new sub-advisory agreement for the Forward Credit Analysis Long/Short Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The Board of Trustees (the “Board”) of Forward Funds (the “Trust”) voted and approved a change in sub-advisor for the Forward Credit Analysis Long/Short Fund (the “Fund”). Information concerning this change in portfolio manager is included in a supplement dated October 30, 2013. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-advisor requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, LLC (“Forward Management” or the “Advisor”), as the Trust’s advisor, and to the Trust by the Securities and Exchange Commission (“SEC”) on October 27, 2008, Forward Management can hire, terminate and replace, as applicable, sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the sub-advisor change is being provided pursuant to the exemptive order.

I.	Background

At an in-person meeting of the Board of Trustees on September 3, 2013, the Board, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) (“Independent Trustees”), approved Pacific Investment Management Company LLC (“PIMCO”) to serve as a sub-advisor to the Fund and approved an investment sub-advisory agreement with PIMCO (the “Sub-Advisory Agreement”). PIMCO’s appointment as sub-advisor to the Fund was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In connection with the appointment of PIMCO, the Board also approved changes to certain investment strategies and techniques of the Fund. PIMCO began serving as the sub-advisor of the Fund effective November 13, 2013. In connection with this matter, at an October 23, 2013 meeting, the Board approved the termination of the sub-advisory agreement with Cedar Ridge Partners, LLC (“Cedar Ridge”), the Fund’s previous sub-advisor.

II.	Board Consideration of New Sub-Advisor

The Board oversees the management of the series of the Trust (including the Fund) and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the series of the Trust.

At an in-person meeting of the Board of Trustees on September 3, 2013, the Board, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement on behalf of the Fund among the Trust, Forward Management and PIMCO.

In connection with the September 3, 2013 meeting, the Board, through counsel to the Trust and Independent Trustees and through the administrator of the Trust, requested information to enable the Trustees to evaluate the terms of the Sub-Advisory Agreement. In response, PIMCO provided materials to the Board for its evaluation. In considering whether to initially approve the Sub-Advisory Agreement, the Board also reviewed supplementary information, including comparative industry data with regard to advisory fees and expenses, financial and profitability analysis and investment performance information with respect to PIMCO, and information about the personnel providing investment management and administrative services to the Fund.

Discussed below are the factors the Board considered in approving the Sub-Advisory Agreement. This discussion is not intended to be all-inclusive. The Board reviewed a variety of factors and considered a significant amount of information. The approval determinations were made on the basis of each Board member’s business judgment after consideration of all the information taken as a whole. Individual Board members may have given different weights to certain factors and assigned various degrees of materiality to information in connection with the approval process.

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, principally considered the following factors, among others: (i) the nature, extent and quality of the services to be provided by PIMCO; (ii) the investment performance of PIMCO; (iii) the reasonableness of investment advisory compensation to be paid and comparative fee information regarding the fees paid to other sub-advisors of peer funds; (iv) the profits anticipated to be realized by PIMCO from its relationship with the Fund; (v) the extent to which fees to be paid to Forward Management reflect economies of scale; and (vi) if applicable, any benefits derived or to be derived by PIMCO from its relationship with the Fund. The Board also considered the ability of PIMCO to provide an appropriate level of support and resources to the Fund and whether PIMCO has sufficiently qualified personnel. The Board also considered the overall financial soundness of PIMCO as it relates to its ability to provide services to the Fund.

Additional discussion of certain of these factors follows:

A.	Nature, Extent and Quality of Services

The Board considered the benefits to shareholders of retaining PIMCO, particularly in light of the nature, extent and quality of the services anticipated to be provided by PIMCO under the Sub-Advisory Agreement. The Board considered the ability of PIMCO to provide an appropriate level of support and resources to the Fund and whether PIMCO has sufficiently qualified personnel. In this connection, the Board noted they had received a presentation from portfolio management personnel from PIMCO.

The Board also considered PIMCO’s proposed compliance operations with respect to the Fund, including the assessment of its compliance program by the Trust’s Chief Compliance Officer as required under Rule 38a-1 of the 1940 Act. The Board noted that PIMCO represented that the firm had no significant compliance or administrative problems over the past year. In conducting its review, the Board was aided by assessments of personnel at Forward Management and the various presentation materials submitted by PIMCO. The Board noted that Forward Management, as a manager of managers, would supervise PIMCO in its sub-advisory role for the Fund. Further, the Board considered its experience with PIMCO and materials it has received in the past in connection with the Forward Investment Grade Fixed-Income Fund.

The Board concluded that it was satisfied with the nature, extent, and quality of the management services expected to be provided by PIMCO.

B.	Investment Performance

The Board noted that PIMCO did not manage accounts using the strategy that PIMCO proposed to use to manage the Fund; however, it noted PIMCO’s track record in the municipal bond space. The Board concluded that PIMCO has the ability to provide high quality investment management services to the Fund over the long-term, subject to ongoing review of PIMCO’s performance by Forward Management and the Board.

C.	Profitability and Reasonableness of Advisory Compensation

With respect to the fees to be paid to PIMCO, the Board noted that PIMCO was not able to provide information regarding fees charged by PIMCO to their other clients as they did not manage accounts with similar strategies; however, the Trustees considered comparative fee information regarding the fees paid to other sub-advisors of peer funds. The Board noted that sub-advisory fees are paid by Forward Management out of Forward Management’s advisory fee and negotiated between Forward Management and PIMCO.

The Board considered the operating results and financial condition of PIMCO based on the financial information PIMCO had provided. The Trustees noted that it was difficult to accurately determine or evaluate the expected profitability of the Sub-Advisory Agreement because PIMCO managed substantial assets other than the Fund, and further, that any such assessment would involve assumptions regarding PIMCO’s allocation policies, capital structure, cost of capital, business mix, and other factors. Additionally, with respect to profitability, the Board considered that PIMCO’s fees will be paid by Forward Management and not the Fund, at a rate negotiated between Forward Management and PIMCO.

Based on the information provided and the nature of the negotiation underlying the Sub-Advisory Agreement, the Board concluded that it was reasonable to infer that PIMCO’s expected profitability with respect to the Fund would not be excessive and that the sub-advisory fees to be charged were reasonable in light of the services that will be provided to the Fund.

D.	Economies of Scale

The Board considered the potential of PIMCO to generate assets that would lead to economies of scale within the Fund. The Board concluded that, considering the fee and financial information considered by the Board, the current fee structure reflected in the Sub-Advisory Agreement is appropriate. The Board also noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale and the appropriateness of sub-advisory fees payable to PIMCO in the future.

E.	Any Additional Benefits and Other Considerations

The Board considered any benefits to be derived by PIMCO from its proposed relationship with the Fund, such as soft dollar arrangements. The Board noted that PIMCO had represented that it does not anticipate entering into soft dollar arrangements with respect to the Fund. The Board considered ancillary benefits to be received by PIMCO as a result of PIMCO’s relationship with the Fund. The Board noted that potential benefits to be derived by PIMCO from its relationships with the Fund included potential for larger assets under management and reputational benefits which were consistent with those generally derived by sub-advisors to mutual funds.

F.	Conclusion

Based on the Trustees’ deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the Sub-Advisory Agreement is fair and bears a reasonable relationship to the services to be rendered, and (ii) that the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement.

III.	The Sub-Advisory Agreement and Advisory Fee Reduction

The material terms of the Sub-Advisory Agreement are substantially similar to the prior sub-advisory agreement with Cedar Ridge dated December 7, 2006, as amended and restated (the “Former Sub-Advisory Agreement”), other than a reduction in the compensation paid to the sub-advisor.

The Advisor’s advisory fee was reduced from 1.50% to 1.20% effective October 1, 2013, and was reduced from 1.20% to 1.00% effective November 13, 2013. In addition, the Advisor agreed to waive its advisory fees to the extent necessary to limit the amount of the advisory fee retained by the Advisor after payment of sub-advisory fees to a sub-advisor to 0.50% until April 30, 2016. This fee waiver agreement terminates automatically if the Advisor no longer engages sub-advisors to manage the Fund.

A.	Duties Under the Sub-Advisory Agreement

Like the Former Sub-Advisory Agreement, subject to the supervision of the Trustees and the Advisor, PIMCO will, in coordination with the Advisor: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations, as stated in the Fund’s current Prospectus and Statement of Additional Information.

B.	Compensation

Under the Sub-Advisory Agreement, the Advisor pays PIMCO a fee based upon the amount of the average daily net assets of the Fund that PIMCO manages in the amount of 0.50%.

The Fee is computed and accrued daily and paid monthly in arrears within 30 days after the end of each month based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current Prospectus of the Fund.

Under the Former Sub-Advisory Agreement, the Advisor paid Cedar Ridge a fee, which accrued daily and was paid monthly in arrears based upon the amount of the average daily net assets of the Fund that Cedar Ridge managed:

Cedar Ridge Sub-Advisory Fee Schedule Prior to September 30, 2013

1.00% of the Fund’s average daily net assets

Cedar Ridge Sub-Advisory Fee Schedule as of October 1, 2013

Sub-Advisory Fees Payable on Assets	Average Daily Net Assets
0.60%	Of the first $250 million
0.50%	Of any additional average daily net assets

Under the terms of the Former Sub-Advisory Agreement, Cedar Ridge agreed to waive its fees in the same proportion as the Advisor in amounts necessary to limit the Fund’s operating expenses to the annual rate stated in the Fund’s prospectus, provided that the net minimum sub-advisory fee payable would be half of the fee otherwise payable to Cedar Ridge. This waiver arrangement with Cedar Ridge expired upon the termination of Cedar Ridge as sub-advisor to the Fund, and PIMCO has not agreed to a similar waiver arrangement.

The chart below compares the actual fees paid by the Advisor to Cedar Ridge (with and without regard to the waiver agreement) for the period from January 1, 2012 through December 31, 2012 to a hypothetical example of fees that would have been paid by the Advisor to PIMCO for the same period, and also shows the percentage difference between the actual and hypothetical values.

The period shown in the chart below does not reflect the reduction in Cedar Ridge’s sub-advisory fee that became effective October 1, 2013. If the reduction in Cedar Ridge’s sub-advisory fee were reflected in the chart below, the fees payable to Cedar Ridge would have been lower.

	Actual Fees Payable to Cedar Ridge from January 1, 2012 through December 31, 2012 under Former Sub- Advisory Agreement	Hypothetical Fees Payable to PIMCO from January 1, 2012 through December 31, 2012 under Sub-Advisory Agreement	Percent Difference
Fees Payable to Cedar Ridge Prior to Waiver Agreement	$4,269,685	$2,134,843	(50.0%)
Fees Payable to Cedar Ridge After Waiver Agreement	$4,005,273	$2,134,843	(46.7%)

C.	Liability

Like the Former Sub-Advisory Agreement, the Sub-Advisory Agreement provides that neither PIMCO nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund; however, the Sub-Advisory Agreement does not protect PIMCO against any liability to the Trust, the Advisor, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the Sub-Advisory Agreement.

Also like the Former Sub-Advisory Agreement, the Sub-Advisory Agreement provides that the Trust, on behalf of the Fund, will indemnify and hold harmless PIMCO, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

D.	Duration and Termination

The Sub-Advisory Agreement will remain in effect for an initial term ending September 30, 2014, and from year to year thereafter so long as its continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of the Fund; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the Sub-Advisory Agreement, or who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

The Sub-Advisory Agreement will terminate automatically in the event of its assignment and may be terminated by any party at any time without penalty upon 60 days’ written notice. The Former Sub-Advisory Agreement provided that it would terminate automatically in the event of its assignment and could be terminated: (i) by the Fund or the Advisor at any time without penalty upon 30 days’ written notice; or (ii) by Cedar Ridge at any time without penalty upon 60 days’ written notice.

IV.	Information Regarding PIMCO

PIMCO, a Delaware limited liability company, is an investment adviser registered with the SEC. PIMCO is located at 840 Newport Center Drive, Newport Beach, California 92660. As of September 30, 2013, PIMCO had approximately $1.97 trillion in assets under management.

PIMCO is a majority-owned subsidiary of Allianz Asset Management with minority interests held by certain of its officers and by PIMCO Partners, LLC, a California limited liability company. Prior to December 31, 2011, Allianz Asset Management was named Allianz Global Investors of America L.P. PIMCO Partners, LLC is owned by certain current and former officers of PIMCO. Through various holding company structures, Allianz Asset Management is majority owned by Allianz SE, a European-based, multi-national insurance and financial services holding company. The address for Allianz Asset Management is 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Allianz SE’s address is Koeniginstrasse 28, D-80802, Munich, Germany.

Allianz SE, as the managing member of PIMCO, delegated its authority to manage the business and affairs of PIMCO to a Management Board comprised of the Managing Directors of PIMCO. The Management Board has delegated its day-to-day management authority to the Chief Executive Officer and the Executive Committee. The committee is currently comprised of eight Managing Directors, including the Chief Executive Officer (Mohamed El-Erian), who chairs the committee.

PIMCO does not currently serve as investment advisor or sub-advisor to other mutual funds with investment objectives and strategies which are similar to those of the Fund.

As of October 31, 2013, the names, positions and principal occupations of the principal executive officers and directors of PIMCO included:

Name	Title
Mike Amey	Managing Director, Portfolio Management
Joshua Anderson	Managing Director, Portfolio Management
Brian Baker	Managing Director, Account Management
Andrew Balls	Managing Director, Portfolio Management
Bill Benz	Managing Director, Account Management
Vineer Bhansali	Managing Director, Portfolio Management
Philippe Bodereau	Managing Director, Analysts
Andrew Bosomworth	Managing Director, Portfolio Management
Jennifer Bridwell	Managing Director, Product Management
Sabrina Callin	Managing Director, Product Management
Wendy Cupps	Managing Director, Product Management
Suhail Dada	Managing Director, Account Management
Craig Dawson	Managing Director, Product Management
William De Leon	Managing Director, Portfolio Management
Chris Dialynas	Managing Director, Portfolio Management
Jennifer Durham	Managing Director, Business Management
Mohamed El-Erian	Managing Director, Portfolio Management
David Flattum	Managing Director, Business Management
Michael Gomez	Managing Director, Portfolio Management
William Gross	Managing Director, Portfolio Management
Brent Harris	Managing Director, Business Management
Doug Hodge	Managing Director, Business Management
Brent Holden	Managing Director, Account Management
Dan Ivascyn	Managing Director, Portfolio Management
Jay Jacobs	Managing Director, Business Management
Mark Kiesel	Managing Director, Portfolio Management
Chuck Lahr	Managing Director, Portfolio Management
David Lown	Managing Director, Business Management
Tomoya Masanao	Managing Director, Portfolio Management
Scott Mather	Managing Director, Portfolio Management
Ravi Mattu	Managing Director, Analysts
Joe McDevitt	Managing Director, Account Management
Robert Mead	Managing Director, Portfolio Management
Curtis Mewbourne	Managing Director, Portfolio Management
John Miller	Managing Director, Account Management
Eric Mogelof	Managing Director, Account Management
Jim Moore	Managing Director, Product Management
Alfred Murata	Managing Director, Portfolio Management
Doug Ongaro	Managing Director, Account Management
Tom Otterbein	Managing Director, Account Management
Lorenzo Pagani	Managing Director, Portfolio Management
Saumil Parikh	Managing Director, Portfolio Management
Emanuele Ravano	Managing Director, Account Management
Steve Rodosky	Managing Director, Portfolio Management
Jerome Schneider	Managing Director, Portfolio Management

Name	Title
Marc Seidner	Managing Director, Portfolio Management
Jon Short	Managing Director, Business Management
Christian Stracke	Managing Director, Analysts
Peter Strelow	Managing Director, Business Management
Eric Sutherland	Managing Director, Account Management
Makoto Takano	Managing Director, Account Management
Josh Thimons	Managing Director, Portfolio Management
Drew Vaden	Managing Director, Business Management
Qi Wang	Managing Director, Portfolio Management
Susie Wilson	Managing Director, Account Management
Mihir Worah	Managing Director, Portfolio Management
Robert Young	Managing Director, Account Management

The address of each of these individuals is 840 Newport Center Drive, Newport Beach, California 92660.

For the fiscal year ended December 31, 2012 and the year to date period through September 30, 2013, the Fund did not pay any brokerage commissions to an affiliated broker of PIMCO.

V.	Annual Report

The annual report for Forward Funds for the fiscal year ended December 31, 2012 and the semi-annual report for the period ended June 30, 2013 were previously sent to shareholders. Those reports are available upon request without charge as follows: Call or write and copies will be sent to you: Forward Funds, P.O. Box 1345, Denver, CO 80201, (800) 999-6809. Or go to www.forwardinvesting.com and download a copy. Once available, the annual report for Forward Funds for the fiscal year ended December 31, 2013 will be sent to shareholders.

VI.	Delivery of Documents to Shareholders Sharing an Address

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, Colorado 80201 or by calling (800) 999-6809. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, Colorado 80201 or by calling (800) 999-6809.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 101 California Street, 16th Floor, San Francisco, California 94111. The Fund’s administrator is ALPS Fund Services, Inc. (the “Administrator”). The Administrator is located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Fund’s distributor is Forward Securities, LLC (the “Distributor”). The Distributor is located at 101 California Street, 16th Floor, San Francisco, California 94111.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION MATERIALS

This information statement is available on the Forward Funds’ website by visiting:

www.forwardinvesting.com